China Natural Gas Announces Record Third Quarter Financial Results

Company Reports EPS of $0.09, Up 350%, Revenue of $6.5 Million, Up 367%, Compared to the Same Period Last Year

NEW YORK, Nov 15, 2006 (PRIMEZONE) -- China Natural Gas, Inc. (OTC BB: CHNG.OB - News ) ( http://www.naturalgaschina.com ), a company engaging in the transmission and distribution of natural gas in China to a diverse base of commercial, industrial, wholesale and residential customers, announced financial results for the third quarter and nine months ended September 30, 2006.

Revenue for the third quarter totaled $6.5 million, an increase of 367%, compared to $1.4 million for the third quarter in 2005. The Company reported net income of $2.2 million, an increase of 455%, compared to $396,643 for the third quarter in 2004.

Earnings per share totaled $0.09 for the quarter compared to $0.02 for the same period in 2005, representing a 350% increase. For the 9 months ended September 30 2006, the Company reported earnings per share of $0.15, an increase of 200% compared to $0.05 for the comparable period in 2005.

Mr. Qinan Ji, Chairman and CEO of China Natural Gas commented, "We are pleased to report strong 3rd quarter results. Our efforts to execute our business plan are unfolding and are clearly evident in this quarter’s numbers. We believe the combined resources of our management team as well as the increase in the demand for our alternative energy initiatives will continue to enhance the growth of this company. We are optimistic that we will have a total of 21 retail natural gas filling stations by year end.”

Recent Highlights:

•	The company has a total of 17 retail natural as filling stations as of November 2006

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The board of directors has appointed Zhiqiang Wang as a director and vice chairman. Mr. Wang is the former Director of Energy Industry Regulations and Vice Mayor of Xi'an, China's largest western city.

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The company entered into a natural gas supply agreement with PetroChina Company Ltd. (NYSE:PTR - News), China's largest oil and gas company. PetroChina will supply the Company with an annual capacity of 150 million cubic meters of natural gas for the Company's Liquefied Natural Gas (LNG) project.

•	13,000 new residential and commercial customers were signed during the nine months ended September 30, 2006

About China Natural Gas, Inc.

China Natural Gas, Inc. ("CHNG''), a Delaware company, is the first China-based U.S. public natural gas services provider that owns and operates a 120-kilometer-long compressed natural gas pipeline in China's Xi'an area, a fast-growing Chinese city supported by a population of approximately 8 million, and is the "gateway'' to the broad Western regions of China. CHNG has three profitable business segments: end user delivery of natural gas services to residential, commercial and industrial customers; wholesale natural gas to retail natural gas filling stations; and retail natural gas at company-owned natural gas filling stations. The city of Xi'an has approximately 20,000 taxis, 3,000 buses and 2,000 special purpose vehicles that are powered by compressed natural gas.

Safe Harbor Statement

Certain forward-looking statements made on this press release are made pursuant to the "safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Potential risks and uncertainties include, but are not limited to the risks described in the company filings with the Securities and Exchange Commission.

Contact:
Rubenstein Investor Relations
Tim Clemensen
212-843-9337
tclemensen@rubensteinir.com